UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 25, 2007

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-13003	11-1999504

(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042

(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On July 25, 2007, the board of directors (the “Board”) of E-Z-EM, Inc. (the “Company”) appointed Adel Michael to the audit committee of the Board. Mr. Michael was elected to the Board on May 4, 2007, at which time the committee or committees of the Board on which he would serve were not yet determined.

(e)

On July 25, 2007, the Board, acting on the recommendation of the compensation committee of the Board, approved amendments to the Company’s Annual Incentive Plan (the “AIP”) with respect to the Company’s President and Chief Executive Officer, Anthony A. Lombardo, the Company’s three Senior Vice Presidents (Jeffrey S. Peacock, Brad S. Schreck and Peter J. Graham, who, together with Mr. Lombardo and Dennis J. Curtin, who left the Company’s employ in May 2007, were identified in the Company’s 2006 proxy statement as the Company’s named executive officers) and the Company’s Vice Presidents (including Joseph A. Cacchioli, the Company’s current principal financial officer).

The AIP provides the officers with the opportunity to earn annual cash awards (“Awards”). Target Awards are set each year by the Board or the compensation committee as a percentage of each officer’s annual base salary, and payments of the Awards may equal, exceed or be less than the target amounts, depending on the level of achievement of annual AIP goals established by the Board or the compensation committee in the first quarter of each fiscal year. Prior to the amendments adopted on July 25th, payment of 75% of each Award (the “corporate component”) was dependent upon whether, and the extent to which, the Company achieved or exceeded certain financial goals for the year, and payment of the remaining 25% of each Award was dependent on the achievement of individual annual performance objectives by each officer.

Under the amended AIP, payment of the 25% portion of the annual Awards (the “ROE component”) will depend upon whether, and the extent to which, the Company meets or exceeds an annual return on equity (“ROE”) goal to be established by the Board or the compensation committee in the first fiscal quarter of each fiscal year, rather than on the achievement of individual performance objectives. Payment of the ROE component is dependent upon the Company’s achievement of the ROE goal, and the size of the ROE component payable to the officers will increase proportionately, up to a maximum of 150% of the target  ROE Award amount, to the extent, if any, by which the Company exceeds the ROE goal. If the Company fails to achieve the ROE goal for a fiscal year, the ROE component of the annual Awards will not be paid.

Payment of the corporate component of the annual Award will continue to be dependent upon whether, and the extent to which, the Company meets or exceeds one or more financial goals (including threshold (90%) and maximum (125%) levels of those goals) established annually by the Board or the compensation committee in the first quarter of each fiscal year. For fiscal 2008, the Board, acting on the recommendation of compensation committee, has established operating profit and net sales goals. Sixty percent of the corporate component of the Award is dependent upon the operating profit goal, and the remaining 40% of the corporate component is dependent upon the net sales goal. Payment of the corporate component is dependent upon the Company’s achievement of the threshold levels of the operating profit and/or net sales goals, and the size of the corporate component payable to the officers will increase ratably, up to a maximum amount of 150% of the operating profit target Award amount and 250% of the net sales target Award amount, to the extent, if any, that the Company exceeds the threshold levels of the operating profit and net sales goals. However, if the Company does not achieve at least 80% of the operating profit goal for fiscal 2008, no Awards whatsoever will be made under the AIP.

As stated above, target Awards are established annually by the Board or the compensation committee as a percentage of the officers’ base salaries. The Board, acting on the recommendation of the compensation committee, has established the following target Awards for fiscal 2008:

Title/Name	Target Award
President and CEO (Mr. Lombardo)	22% of base salary
Senior Vice Presidents (Messrs. Peacock, Schreck and Graham)	14% of base salary
Vice Presidents (including Mr. Cacchioli)	12% of base salary

In addition, under the revised AIP, the aggregate amount available annually in fiscal 2008 for Awards to all participants in the AIP, including the officers described in this report, has been reduced to 19% from 25% of the Company’s operating profit (determined without reference to the Awards). To the extent that total Awards under the AIP would exceed such amount, all Awards are reduced pro rata.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2007	E-Z-EM, INC.

(Registrant)

By:	/s/ Peter J. Graham

Peter J. Graham

Senior Vice President –

Chief Legal Officer, Global Human
Resources and Secretary